UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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OP-TECH ENVIRONMENTAL SERVICES, INC.
(Name of Registrant as Specified in the Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 28, 2011
To the Stockholders of

OP-TECH ENVIRONMENTAL SERVICES, INC. (A Delaware Corporation)

The Annual Meeting of Stockholders of OP-TECH Environmental Services, Inc. (the "Company") will be held at the Company’s Executive Offices, One Adler Drive, East Syracuse, New York on November 28, 2011 at 3:15 p.m., local time. We are writing to give you notice of, and the attached Information Statement is being distributed in connection with, the following actions by written consent of the majority stockholders of the Company, taken on October       , 2011, which will be effective immediately after the Annual Meeting of Stockholders:

(1)	The amendment of the Company’s Articles of Incorporation to increase its authorized share capital from 50,000,000 shares of common stock to 120,000,000 shares of common stock; and

(2)	The election of six directors.

Stockholders of record at the close of business on October 20, 2011 are the only stockholders entitled to notice of and to attend the Annual Stockholders’ Meeting.  The list of such stockholders will be available for inspection by stockholders during the ten (10) days prior to the meeting in accordance with Section 219 of the Delaware General Corporation Law at the offices of the Company, One Adler Drive, East Syracuse, New York 13057.  Stockholders may make arrangements for such inspection by contacting the Treasurer, Jon Verbeck, of OP-TECH Environmental Services, Inc., One Adler Drive, East Syracuse, New York 13057.  The stock transfer books of the Company will not be closed. This Information Statement will serve as written notice to stockholders pursuant to Section 228 of the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying Information Statement is furnished only to inform you of the above actions before such actions take effect, in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. This Information Statement is being mailed to you on or about                    , 2011.

By Order of the Board of Directors,                                                  Jon Verbeck
Treasurer
                 , 2011

Requests for additional copies of the Information Statement should be addressed to the Treasurer, OP-TECH Environmental Services, Inc., One Adler Drive, East Syracuse, New York 13057.

OP-TECH Environmental Services, Inc.
and Subsidiaries

One Adler Drive
East Syracuse, New York 13057

_________________

INFORMATION STATEMENT

__________________

ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 28, 2011

This Information Statement is furnished by the Board of Directors of OP-TECH Environmental Services, Inc. (the “Company”) in connection with the Annual Meeting of Stockholders to be held on November 28, 2011.  We are writing to give you notice of, and the attached Information Statement is being distributed in connection with, the actions by written consent of the majority stockholders of the Company, taken on October      , 2011, which will be effective immediately after the Annual Meeting of Stockholders.  The Board of Directors has fixed October 20, 2011, at the close of business, as the record date for the determination of stockholders entitled to attend the meeting (“Record Date”). It is anticipated that this Information Statement and the enclosed Notice will be mailed to stockholders of the Record Date on or about                            , 2011.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Robert J. Berger, Richard Messina, George W. Lee, Jr. and Kevin Eldred together own an aggregate of approximately 51% of the issued and outstanding shares of Common Stock of the Company, and on October         , 2011, they consented in writing to the election as directors of the nominees set forth herein and the amendment of the Articles of Incorporation to increase the authorized share capital of the Company from 50,000,000 shares of common stock to 120,000,000 shares of common stock.  As such, no vote or further action of the stockholders of the Company is required to approve or adopt those actions.  You are hereby being provided with notice of the stockholders’ approval of the above actions by less than unanimous written consent of the stockholders of the Company. Under federal law, however, such approval by written consent may not become effective until at least twenty (20) days after this Information Statement has first been mailed to stockholders, and these actions shall become effective immediately following the Annual Meeting of Stockholders.

The Annual Report on Form 10-K of the Company, including financial statements for the year ended December 31, 2010, is enclosed herewith, but without exhibits as filed with the Securities and Exchange Commission.  Any stockholder may, by written request directed to the Treasurer, OP-TECH Environmental Services, Inc., One Adler Drive, East Syracuse, New York 13057, request a copy of one or more exhibits thereto, in which case, the Company’s reasonable expenses of furnishing such exhibits may be charged.  Alternatively, any stockholder may obtain an electronic copy of such exhibits on the Edgar database maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

DISSENTERS' RIGHT OF APPRAISAL

The Delaware General Corporation Law does not provide for dissenter's rights of appraisal in connection with the corporate actions contemplated herein.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

All the voting power of the Company is vested in its common stock.  At the Record Date, 11,940,372 shares of common stock, par value $.01 per share, were outstanding.  Each share of common stock is entitled to one vote.

Set forth below is information concerning the ownership as of the Record Date of the common stock of the Company by persons who, to the knowledge of the Board of Directors, beneficially own more than five (5%) percent of the outstanding shares of common stock of the Company.  Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Name and Address of Beneficial Owner	Undiluted Beneficial Ownership(1)	% of class(2)	Diluted Beneficial Ownership	% of class(3)

Richard Messina 40 Fulton Street, 19th Floor New York, NY 10038	3,235,991	27%	18,772,658(4)	68%
Robert Berger 121 Shirley Rd. Syracuse, NY 13224	1,258,332	11%	9,604,999(5)	47%
Jurg Walker 3 Avenue De La Costa Monaco 98000	1,000,000	8%	1,000,000	8%
Kevin Eldred 1007 Overlook Terrace Cazenovia, NY 13035	835,000	7%	2,495,000(6)	18%
Charles Morgan Manlius, NY 13035	119,998	1%	5,220,000(7)	31%

(1)           Excludes all shares underlying convertible securities.  All stockholder’s directly own all shares except for Mr. Messina who owns shares directly and indirectly.

(2)           Based on 11,940,372 shares outstanding on the Record Date.

(3)           Based on 11,940,372 shares outstanding on the Record Date and for each shareholder (i) shares underlying options and warrants that have vested and not been exercised, (ii) shares underlying options and warrants that will vest within the next 60 days relating to that stockholder and (iii) shares underlying notes that could be converted within the next 60 days held by that shareholder.

(4)           Includes (i) 480,000 shares issuable upon the exercise of warrants to purchase common stock issued to Summit Capital Associates, Inc., an affiliate of Mr. Messina, and (ii) 15,056,667 shares underlying convertible notes.

(5)           Includes (i) 13,333 shares underlying warrants and vested options and (ii) 8,333,333 shares underlying convertible notes.

(6)           Includes 1,660,000 shares underlying convertible notes.

(7)           Includes (i) 100,002 shares underlying warrants and vested options, and (ii) 5,000,000 shares underlying convertible notes.

ACTION I

AMENDMENT TO ARTICLES OF INCORPORATION

The majority shareholders and the Board of Directors have approved an amendment to our Articles of Incorporation, attached hereto as Exhibit A, to increase the number of authorized shares of capital stock from 50,000,000 shares of common stock to 120,000,000 shares of common stock.

The relative rights and limitations of the shares of common stock would remain unchanged by the amendment to our Articles of Incorporation.

REASON FOR, AND THE EFFECT OF, THE INCREASE IN AUTHORIZED COMMON STOCK

Our management has approved the corporate actions described in this Information Statement in an attempt to allow us to raise additional capital.  We currently have 50,000,000 authorized shares of common stock, of which 11,940,372 are outstanding, approximately 755,340 are reserved for issuance upon the exercise of warrants and options and approximately 33,333,333 are reserved for issuance upon the conversion of outstanding notes.  Our management believes that to successfully raise additional capital through equity financing or convertible debt, we will need to have more authorized but unissued and unreserved shares that are currently authorized but unissued or reserved.  Our management has neither entered into any arrangements by which it would raise additional capital through an equity or convertible debt issuance that would result in us committing to issue or reserve shares of our common stock that would cause us to exceed our current authorized share capital nor has it entered into any discussions to use shares of common stock to acquire assets of, merge with or otherwise exchange securities with another entity.

As a result of increasing our authorized common stock, we will be in a better position to raise additional capital.  Any raise of additional capital may have the effect of diluting your percentage ownership of our Company and, depending on the issuance price, the net tangible book value per share of the shares that you purchased.

ACTION II

ELECTION OF DIRECTORS

AUDIT COMMITTEE

In October of 2002, the Company’s Board of Directors formed an Audit Committee (the “Committee”). Both members of the Committee are Company directors, Messrs. Richard Elander and George Lee. The Committee operates under a written charter adopted by the Board of Directors.  The Committee held three meetings during the year ended December 31, 2010. Its duties and responsibilities include:

•
Providing oversight of the financial reporting process and management’s responsibility for the integrity, accuracy and objectivity of financial reports, and accounting and financial reporting practices;

•	Recommending to the Board the appointment of the Company’s independent public accountants;
•	Providing oversight of the adequacy of the Company’s system of internal controls; and
•	Providing oversight of management practices relating to ethical considerations and business conduct, including compliance with laws and regulations.

The Committee has met and held discussions with the Chief Financial Officer and the Company’s independent accountants, Dannible & McKee, LLP, regarding audit activities. Management has the primary responsibility for the Company’s systems of internal controls and the overall financial reporting process.  The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The Committee’s responsibility is to monitor and oversee these processes.  However, the members of the Committee are not certified public accountants, professional auditors or experts in the fields of accounting and auditing and rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants.

The Committee recommended to the Board of Directors the appointment of Dannible & McKee, LLP as the Company’s independent accountants for the year 2011, as ratified by stockholders.  The Company’s independent accountants provided to the Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence.

Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.  The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants.  The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance) as currently in effect.  Based on these discussions and reviews, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Committee does not have a financial expert.  Due to the small size of the Company and lack of financial complexity, the Committee does not anticipate adding a financial expert.

REPORT OF AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process.  Dannible & McKee, LLP, the Company’s independent accountants for 2009, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In this context, the committee has reviewed and discussed with management and Dannible & McKee, LLP the audited financial statements for the year ended December 31, 2010.  The committee has discussed with Dannible & McKee, LLP the matters that are required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).  Dannible & McKee, LLP has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee has discussed with Dannible & McKee, LLP that firm’s independence.  The committee has concluded that Dannible & McKee, LLP’s provision of audit and non-audit services to the Company is compatible with Dannible & McKee, LLP’s independence.

Based on the considerations and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2010 be included in the Annual Report on form 10-K for 2010.  This report is provided by the following independent directors, who comprise the committee:

George W. Lee, Jr. (Acting Chairman)
Richard L. Elander

AUDIT FEES

Fees billed by Dannible & McKee, LLP, the Company’s principal accountants in the aggregate for each of the last two years were as follows:

	2010	2009
Audit Fees	$122,366	$61,260

Audit Related Fees	$0	$0

Tax Fees	$20,609	$33,202

There were no other fees billed for services other than those noted above.

The fees for tax services represent fees for compliance related to Federal and state tax return preparation and filing.

The fees for audit and tax services for 2009 were proposed to the Audit Committee and approved by that committee in an engagement letter.  No other services were provided by the accountants that would require approval by the audit committee.

ELECTION OF DIRECTORS

NOMINEES

Per the written consent of the majority stockholders, six Directors are to be appointed immediately following the Annual Meeting of Stockholders, each to hold office until the next annual meeting of Stockholders and until his successor is elected and qualified.  The majority stockholders who signed the written consent represented approximately 51% of the outstanding shares of common stock entitled to vote on this matter.

The following table sets forth certain information furnished to the Company regarding the persons who will be appointed directors of the Company immediately following the Annual Meeting of Stockholders.

Name, Age Principal Occupation	Year First Elected	Certain Other Information
Robert J. Berger (64) Director and Co-Chairman of the Board	1998

Mr. Berger has served in his present position as Director since November 1998, and as Chairman of the Board since February 2000 and as Co-Chairman of the Board since January 2007.  Mr. Berger was employed in various positions for ONBANCORP, Inc. from 1978 through March 31, 1998, his last position being Senior Vice President, Treasurer, and Chief Financial Officer.  Mr. Berger is also Chairman, President, and Chief Executive Officer of St. Lawrence Industrial Services, Inc. and also serves as Vice Chairman of Beacon Federal Bancorp, Inc.

Richard Messina (49) Director and Co-Chairman of the Board	2005
Mr. Messina was elected to the Board in November 2005 and elected Co-Chairman of the Board in January 2007.  Mr. Messina founded The Benchmark Company, LLC, a securities broker-dealer, in 1988.  Benchmark is primarily engaged in equity research, sales, and trading on behalf of institutional clients.  Mr. Messina currently serves as Co-Chief Executive Officer of Benchmark.

Richard L. Elander (70) Director	1991
Mr. Elander has served in his present position as a Director since November of 1991. Mr. Elander previously served as the Commissioner of the Onondaga County Department of Water Environment Protection prior to retirement.

Steven A. Sanders (66) Director	1991
Mr. Sanders has served in his present position as a Director since December 1991.  Mr. Sanders is currently Senior Partner of Sanders Ortoli Vaughn-Flam Rosenstadt LLP.  From January 1, 2004 until June 30, 2007, he was of counsel to the law firm of Rubin, Bailin, Ortoli, LLP.  From January 1, 2001 to December 31, 2003, he was counsel to the law firm of Spitzer & Feldman PC. Mr. Sanders also serves as a Director of Genesis Gold Limited, Helijet International, Inc., NaiKun Wind Development, Inc.  Additionally, he is a Director of the Roundabout Theatre (the largest not-for-profit theatre in North America), Town Hall New York City, and the New York Theatre Ballet

George W. Lee, Jr. (63) Director	2002
Mr. Lee was elected to the Board in December 2002.  Mr. Lee co-founded Blasland, Bouck and Lee, Inc., an Engineering News Record top 100 worldwide engineering and scientific services company in 1984.  He served in various capacities in this firm, including Executive VP, Director of Marketing and Director of Health and Safety from 1984 to 1994.  Mr. Lee served on the Board of Directors of Blasland, Bouck and Lee, Inc. from 1984 to 2005.  Since 1984 Mr. Lee has been active as a consultant to new business ventures involved in professional development and wastewater treatment.  In October 2005 Mr. Lee joined Pyramid Brokerage of Central New York as a commercial real estate sales agent.

Richard Jacobson (48) Director	2006
Mr. Jacobson was elected to the Board in February 2006.  Mr. Jacobson is currently a Partner at Tricap Partners & Co., an investment banking boutique specializing in advising companies, institutions, family offices and individuals in complex financial strategies and investment decisions.  From 2005 to 2009, he was a Senior Managing Director with Stern Capital.  From 1999 to 2003 he was Managing Director and Co-Group Head in the merchant banking group of Indosuez Capital.  From 1997 to 1999, he was a Vice President in the leveraged finance group of SG Cowen.  From 1994 to 1997 he was an associate in the leveraged finance group of Chemical Securities, Inc.  Mr. Jacobson began his career as an attorney for the law firm of Jacobs, Persinger and Parker.

Each director has served continuously since he was first elected.

The Board of Directors held four meetings during the last calendar year.  All of the directors attended more than 75% of the total number of meetings held by the Board of Directors.

Directors are paid $2,000 for each Board meeting attended and $500 for each sub-committee meeting attended.  In addition, Messer’s Messina and Berger are paid additional fees as chairman fees of $16,000 and $8,000, respectively.

INDEPENDENCE

The Board recognizes the importance of director independence.  Under the rules of the New York Stock Exchange, to be considered independent, the Board must determine that a director does not have a direct or indirect material relationship with the Company.  Moreover, a director will not be independent if, within the preceding three (3) years: (i) the director was employed by the company or receives $25,000 per year in direct compensation from the company, other than director and committee fees or other forms of deferred compensation for prior service, (ii) the director was  partner of or employed by the company’s independent accountants, (iii) the director is part of an interlocking directorate in which an executive officer of the company serves on the compensation committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of  $100,000 or 2% of such other company’s consolidated gross revenues, (v) or the immediate family member in any of the categories in (i) – (iv) above.

The Board has determined that five (5) of the Company’s six (6) directors are independent under these standards.  As a result of Director Berger’s ownership of St. Lawrence Industrial Services Inc., he is not considered to have independent status.  Mr. Berger does serve on the Compensation Committee based upon his prior business experience and the fact that he is a holder of almost eleven percent (11%) of the outstanding shares of the Company’s stock.

RELATED PARTY TRANSACTION REVIEW

The Board has adopted a policy concerning the review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or stockholders owning five percent (5%) or greater of the Company’s outstanding shares).  The policy covers any transaction exceeding $1,000 in which the related person has a direct or indirect material interest.  Related person transactions must be approved in advance by the Co-chairmen and reported to the Board at next meeting following the transaction.  The policy is intended to restrict transactions to only those which are in the best interests of the Company.

OFFICERS

The following table summarizes all executive officers of the Company as of September 30, 2011:

Charles Morgan (58) Chief Executive Officer
Mr. Morgan was named Chief Executive Officer (“CEO”) in November 2006.  He has been with the Company since January of 2002 and has previously served as Executive Vice President and Chief Operating Officer.  Prior to joining the Company, Mr. Morgan served as a Vice President with the firm of Camp, Dresser and McKee, an Engineering News Record Top 20, Boston, MA based consulting, engineering, construction and operations firm.  Mr. Morgan has 34 years of experience as a senior executive and corporate director of environmental, engineering, construction and energy companies.  Mr. Morgan has experience with all aspects of senior level company management including marketing and sales, strategic planning, financial management, product and service development, project management and mergers and acquisitions.  Mr. Morgan has also managed a variety of large scale projects domestically and internationally for a broad spectrum of private sector industrial clients.

Harold Piger (43) Senior Vice President
Mr. Piger was named Senior Vice President in May 2009.  He has been with the Company since 2004 and served as Branch Manager and Operations Manager.  Prior to joining the Company, Mr. Piger was the Environmental, and Health and Safety Manager and Sales and Marketing Manager of Therm, Inc, a $50 million aerospace contractor.  His responsibilities included significant dealings on an international level with top aerospace customers such as MTU (Munich, Germany), MHI (Nagoya, Japan), Rolls Royce (Darby, England), GE, and Pratt and Whitney.

Jon Verbeck (51) Chief Financial Officer & Treasurer
Mr. Verbeck was named Chief Financial Officer (“CFO”) and Treasurer in May 2007.  Prior to joining the Company, Mr. Verbeck was the Managing Director of a business consulting firm.  From 1991 to 2005, he was the CFO for a manufacturing and distributor company.  Prior to 1991, he worked as an auditor for a public accounting firm from 1985 to 1991.  Mr. Verbeck is a Certified Public Accountant in New York State.

The following table sets forth certain information furnished to the Company regarding the beneficial ownership of the Company’s common stock at October 20, 2011 by each director and nominee for election as director and each executive officer. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Name and Title of Beneficial Owner	Undiluted Beneficial Ownership(1)	% of class(2)	Diluted Beneficial Ownership		% of class(3)

Richard Messina, Director	3,235,991	27%	18,772,658	(4)	68%
Robert J. Berger, Director	1,258,332	11%	9,604,999	(5)	47%
Richard L. Elander, Director	11,624	<1%	21,624	(6)	<1%
Steven A. Sanders, Director	65,218	1%	578,552	(6)	1%
George W. Lee, Jr. , Director	219,999	2%	1,903,333	(6)(7)	14%
Richard Jacobson, , Director	0	0%	0		0%
Charles Morgan, Officer	119,998	1%	5,220,000	(8)	31%
Jon S. Verbeck, Officer	5,000	<1%	5,000		<1%

(1)           Excludes all shares underlying convertible securities.  All stockholder’s directly own all shares except for Mr. Messina who owns shares directly and indirectly.

(2)           Based on 11,940,372 shares outstanding on the Record Date.

(3)           Based on 11,940,372 shares outstanding on the Record Date and for each shareholder (i) shares underlying options and warrants that have vested and not been exercised, (ii) shares underlying options and warrants that will vest within the next 60 days relating to that stockholder and (iii) shares underlying notes that could be converted within the next 60 days held by that shareholder.

(4)           Includes (i) 480,000 shares issuable upon the exercise of warrants to purchase common stock issued to Summit Capital Associates, Inc., an affiliate of Mr. Messina, and (ii) 15,056,667 shares underlying convertible notes.

(5)           Includes (i) 13,333 shares underlying warrants and vested options, and (ii) 8,333,333 shares underlying convertible notes.

(6)           Includes unexercised options to purchase shares of common stock:

•	Mr. Elander	10,000
•	Mr. Sanders	13,333
•	Mr. Morgan	100,000

(7)           Includes (i) 16,667 shares underlying warrants and vested options and (ii) 1,666,667 shares underlying convertible notes.

(8)           Includes (i) 100,002 shares underlying warrants and vested options and (ii) 5,000,000 shares underlying convertible notes.

EXECUTIVE COMPENSATION

A. Introduction

The executive officer compensation information in this section is presented as required by revised executive compensation disclosure rules adopted by the Securities and Exchange Commission (“SEC”). The format includes a Compensation Discussion and Analysis or “CD&A” section that explains the Company’s executive officer compensation policy, the material elements of the compensation paid to the Company’s executive officers under the policy and how the Company determined the amount paid.

Several disclosure tables follow the CD&A. The first table, the Summary Compensation Table, provides a summary of the total compensation earned by the Company’s principal executive officer and its principal financial officer (the “named executives”). The tables following the Summary Compensation Table provide additional information about the elements of compensation presented in the Summary Compensation Table.

B. Compensation Committee

The Compensation Committee of the Board of Directors reviews and administers the Company’s compensation policies and practices for the executive officers of the Company. The Compensation Committee is currently comprised of Mr. Messina and Mr. Berger, all of whom are nonemployee directors.  Dr. Murphy had been on the Committee but resigned from the Committee on April 29, 2010.  The Company’s financial accounting group supports the Compensation Committee’s work by providing information reports to the Compensation Committee when requested.  The Committee’s authority is not set out in a charter.  The Committee has not delegated authority and has not hired compensation consultants.

C. Compensation Discussion and Analysis

Compensation Philosophy

The Compensation Committee has adopted an executive compensation policy that rewards executives if the Company achieves its operational, financial and strategic goals and for building stockholder value.  The material elements of the total compensation which is considered for executives each year under the Company’s policy are (i) base salary, (ii) annual cash bonus, (iii) stock-based awards, and (iv) retirement, health and welfare and other benefits.

The Compensation Committee intends for the compensation earned by executive officers to be commensurate with performance and competitive with the compensation paid to executives at comparable companies.   The Compensation Committee has not engaged in any benchmarking of total compensation or any material element thereof.  The named executive officers do not play a role in the compensation setting process other than negotiating employment agreements on their own behalf.

Base Salaries

Base salaries provide a baseline level of compensation to executive officers. Base salaries are not linked to the performance of the Company, because they are intended to compensate executives for carrying out the day-to-day duties and responsibilities of their positions.

The Compensation Committee reviews and adjusts base salary levels in January each year. During the review and adjustment process, the Compensation Committee considers:

•	individual performance;

•	the duties and responsibilities of each executive officer position;

•	the relationship of executive officer pay to the base salaries of other employees of the Company; and

•	whether the base salary levels are competitive when compared to compensation paid to executives at comparable companies.

Annual Cash Bonus Awards

The Compensation Committee also considers bonus awards to the named executives at its January meeting each year. In general, the Committee does not award bonuses to executive officers under a pre-established plan or formula. Instead, the Committee makes bonus awards based on its review of the individual performance of the executives and the financial performance of the Company during the preceding year. The Committee believes that awarding bonuses in this manner keeps executives focused on making decisions that are in the long-term best interests of the Company and its stockholders and not for the purpose of achieving a pre-established performance level over a shorter term.

No cash bonus awards were made for 2009.

Stock-Based Awards

The Compensation Committee follows procedures that are substantially similar to the bonus award procedures for making stock-based awards to executive officers.  The 2002 Omnibus Plan (“Omnibus Plan”) maintained by the Company is intended to promote the growth and general prosperity of the Company by offering incentives to its key employees who are primarily responsible for the growth of the Company and to attract and retain qualified employees.  Awards granted under the Plan may be (a) Stock Options which may be designated as Incentive Stock Options intended to qualify under Section 422 of the Internal Revenue Code of 1986, or Nonqualified Stock Options (“NQSO’s) not intended to so qualify; (b) stock appreciation rights; (c) restricted stock awards; (d) performance awards; or (e) other forms of stock-based incentive awards. The shares of stock with respect to which the Awards may be granted shall be the common stock, par value at $0.01, of the Company (“Common Stock").

All stock-based awards are made under the Company’s Omnibus Plan.  The number of shares included in stock-based awards is not determined under a pre-established formula. Instead, as is the case with bonus awards, all stock-based awards are discretionary based on the Committee’s review of the individual performance of the executives and the financial performance of the Company during the preceding year.

Under the Omnibus Plan, on January 26, 2005 the Company granted 369,000 NQSO’s, of which 160,000 were granted to named executives.

Retirement and Other Benefits

The Company sponsors the OP-TECH Environmental Services 401(k) Plan (the “Plan”), a tax-qualified Code Section 401(k) retirement savings plan, for the benefit of all of its employees, including the named executives. The Plan encourages saving for retirement by enabling participants to save on a pre-tax basis and by providing Company matching contributions equal to 25% of the first 6% that each employee contributes to the Savings Plan.

None of the named executives receive perquisites whose aggregate value exceeds $10,000 annually.

Post Termination of Employment Benefits

The Company has not entered into employment agreements with any executive officers that provide severance or other benefits following their resignation, termination, retirement, death or disability.

Mr. Morgan an employment agreement that runs through March 31, 2011.    Under the Agreement, if seventy-five percent (75%) of the common stock or assets of the Company is sold, Mr. Morgan shall be entitled to a sale fee.  The sale fee shall be based on the total common stock value or total asset value in the case of an asset sale.  The value, which shall be finally determined by the Board of Directors, shall not include debt, holdbacks, escrow funds, earn-outs or similar items.

D. Conclusion

The Compensation Committee has read the compensation discussion and analysis and has reviewed all components of the named executives’ compensation, including salary, bonus, long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value of all perquisites and other personal benefits.  Based on this review, the Compensation Committee is of the view that the compensation payable under the Replacement Agreement with Mr. Morgan is reasonable and appropriate.

E. Executive Officer Compensation Disclosure Tables

Summary Compensation Table

Name and Principal Position(s) (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (1) (f)	Change in Pension value and Nonqualified Deferred Compensation Earnings (h)	All Other Compensation ($) (1) (i)	Total ($) (j)
Charles B. Morgan	2010	$197,000	$0	$0	$0	$0	$35,458	$232,458
Chief Executive Officer	2009	$179,000	$35,000	$0	$0	$0	$41,422	$273,422

Harold C. Piger	2010	$112,006	$0	$0	$0	$0	$2,154	$114,160
Senior Vice President	2009	$112,796	$25,000	$0	$0	$0	$0	$137,796

Jon S. Verbeck	2010	$120,000	$0	$0	$0	$0	$0	$120,000
Chief Financial Officer	2009	$120,000	$15,000	$0	$0	$0	$0	$135,000

(1) Mr. Morgan was paid $21,688 and 27,911 for unused vacation in 2010 and 2009, respectively, and $13,511 as other compensation in 2010 and 2009. Mr. Piger was paid $2,154 for unused vacation in 2010.

Column g, Non-Equity Incentive Plan Compensation, is not applicable and is omitted.

Grants of Plan-Based Awards Table

Grants of plan-based awards table is not included since the Company did not grant any plan-based awards in 2010 or 2009.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)

Mr. Morgan	16,667	0	$0.06	05/21/12
	33,333	0	$0.15	11/19/13
	50,000	0	$0.40	01/26/15

Columns d, i and j related to Equity Incentive Plan Awards are not applicable and are omitted

Aggregated Option Exercises in Last Fiscal Year

Option exercises and stock vested table is not included since no options were exercised in 2009.

Pension Benefits Table

Pension benefits table is not included since the Company does not maintain any qualified defined benefit plans or supplemental executive retirement plans.

Non-Qualified Deferred Compensation Table

Non-qualified deferred compensation table is not included since the Company does not maintain any plans on a non-qualified basis.

Director Compensation Table

The following table summarizes the compensation paid to the Chairman and each nonemployee director for his or her service to the Board and its committees during 2009:

Name (a)	Fees Earned or Paid in Cash ($) (b) (1)	Option Awards ($) (d)	All Other Compensation ($) (g)	Total ($) (h)
Robert J. Berger	$16,500	$0	$0	$16,500
Richard Messina	$24,500	$0	$0	$24,500
Richard L. Elander	$9,000	$0	$0	$9,000
Steven A. Sanders	$8,000	$0	$0	$8,000
George W. Lee, Jr.	$9,500	$0	$0	$9,500
Richard Jacobson	$8,000	$0	$0	$8,000

(1)     In 2010, Directors of the Company were paid $2,000 for each Board meeting attended and $500 for each sub-committee meeting attended.  In addition, Messer’s Messina and Berger were paid additional fees as chairman fees of $16,000 and $8,000, respectively.

Column c (Stock Awards), column e (Non-Equity Incentive Plan Compensation), and column f (Change in Pension Value and Nonqualified Deferred Compensation Earnings) are not applicable and are omitted.

Report of Compensation Committee

The Compensation committee reviewed and discussed the CD&A with management of the Company.  Based on such review and discussion, the compensation Committee recommended to the Board of Directors that the Compensation discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Richard Messina (Chairman)
Robert J. Berger

NOMINATING COMMITTEE

The Company does have a Nominating Committee. Due to the small size of the Company, the Board of Directors does not anticipate adding a Nominating Committee.  In general, all of our directors/name appropriate directors participate in the consideration of director nominees.

STOCKHOLDER COMMUNICATIONS WITH BOARD MEMBERS

The Company’s Board of Directors has not established a formal process by which stockholders may send communications to the Board and/or individual Directors. The Company believes that its operating structure is not yet large enough to warrant establishing a formal structure for stockholder communications with the Directors.  Any stockholders wishing to communicate with the Board or a particular director should address such communications to OP-TECH Environmental Services, Inc., One Adler Drive, East Syracuse, New York 13057 Attention: Treasurer. Communications to individual directors, including the Chairman of the Board, may also be made to the Company’s address.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Steven A. Sanders, one of our directors, is a partner at the law firm of Sanders Ortoli Vaughn-Flam Rosenstadt LLP, and formerly of counsel at the law firm of Rubin, Bailin, Ortoli, LLP which provides professional services to the Company, and it is anticipated that it will continue to do so.  The cost of these services in 2009 was approximately $25,000.

We purchase subcontract labor services from St. Lawrence Industrial Services, Inc., which is owned by Robert J. Berger, one of our directors.  Pricing for these services are based on cost plus an agreed upon mark-up of 3%.  The costs for these services amounted to approximately $1,558,000 in 2009, which includes approximately $120,000 paid for services of the CFO.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

To the Company’s knowledge, based solely on a review of the copies of the reports required pursuant to Section 16(a) of the Exchange Act that have been furnished to the Company and written representations that no other reports were required, during the year ending December 31, 2009, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners have been met.

OTHER MATTERS

The Board of Directors knows of no matters to be presented at the meeting other than those set forth in the foregoing Notice of Annual Meeting of Stockholders.

Exhibit A

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Op Tech Environmental Services, Inc. resolved that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

“FOURTH:  The total number of stock which the Corporation shall have authority to issue is one hundred and twenty million (120,000,000) shares of Common Stock and the par value of each is One Cent ($0.01)”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this         day of November 2011.

By:
Title:
Name: ________________________________